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                                                                Exhibit 99.13.01

          ML FUTURES INVESTMENTS L.P.
          (A DELAWARE LIMITED PARTNERSHIP)

          Financial Statements for the years ended
          December 31, 2004, 2003 and 2002
          and Report of Independent Registered Public Accounting
          Firm


[MERRILL LYNCH LOGO]

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                                   1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2004 and 2003                                      2

  Statements of Operations for the years ended December 31, 2004, 2003 and 2002                           3

  Statements of Changes in Partners' Capital for the years ended December 31, 2004, 2003 and 2002         4

  Financial Data Highlights for the year ended December 31, 2004                                          5

  Notes to Financial Statements                                                                        6-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners of
 ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (the "Partnership") as of December 31, 2004 and 2003, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 2004 and the financial data highlights for the year ended December 31, 2004. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 2004 and 2003, and the results of its operations, changes in its partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


New York, New York
March 28, 2005

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ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                       2004             2003
                                                                  --------------   --------------
ASSETS:

Investment in MM LLC                                              $            -   $   53,823,502
Receivable from MM LLC                                                47,269,664          741,550
                                                                  --------------   --------------
      TOTAL                                                       $   47,269,664   $   54,565,052
                                                                  ==============   ==============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable                                             $      393,123   $      741,550
                                                                  --------------   --------------
    Total liabilities                                                    393,123          741,550
                                                                  --------------   --------------
PARTNERS' CAPITAL
  General Partner (506,504 Units and 506,491 Units)                      547,516          550,885
  Limited Partners (42,841,288 Units and 48,959,640 Units)            46,329,025       53,272,617
                                                                  --------------   --------------
    Total partners' capital                                           46,876,541       53,823,502
                                                                  --------------   --------------
      TOTAL                                                       $   47,269,664   $   54,565,052
                                                                  ==============   ==============
NET ASSET VALUE PER UNIT

  (Based on 43,347,792 and 49,466,131 Units outstanding)          $       1.0814           1.0881
                                                                  ==============   ==============

See notes to financial statements.

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ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                           2004               2003               2002
                                                     ---------------    ---------------    ---------------
TRADING REVENUES:

Trading profit (loss):

  Realized                                           $     6,175,734    $    10,533,678    $     1,159,500
  Change in unrealized                                    (2,185,708)          (169,942)           351,754
  Settlement proceeds (Note 7)                                     -                  -            109,968
                                                     ---------------    ---------------    ---------------
    Total trading revenues                                 3,990,026         10,363,736          1,621,222
                                                     ---------------    ---------------    ---------------
INVESTMENT INCOME:

  Interest                                                   595,606            588,108            236,922
                                                     ---------------    ---------------    ---------------

EXPENSES:

Brokerage commissions                                      4,079,427          4,601,819          1,036,007
Administrative fee                                           119,983            135,348             29,600
Profit Shares                                                741,906          1,524,986            315,044
                                                     ---------------    ---------------    ---------------
    Total expenses                                         4,941,316          6,262,153          1,380,651
                                                     ---------------    ---------------    ---------------
NET INVESTMENT LOSS                                       (4,345,710)        (5,674,045)        (1,143,729)
                                                     ---------------    ---------------    ---------------
NET INCOME (LOSS)                                    $      (355,684)   $     4,689,691    $       477,493
                                                     ===============    ===============    ===============
NET INCOME (LOSS) PER UNIT:

  Weighted average number of General Partner
  and Limited Partner Units outstanding                   46,237,673         52,962,267             47,878
                                                     ===============    ===============    ===============
  Net income (loss) per weighted average
  General Partner and Limited Partner Unit           $       (0.0077)   $        0.0885    $          9.97
                                                     ===============    ===============    ===============

All income and expense is derived from the invesment in MM LLC (Note 2).

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                      UNITS         GENERAL PARTNER    LIMITED PARTNERS        TOTAL
                                 ---------------    ---------------    ----------------   ---------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2001                        50,462    $       136,997    $     12,665,187   $    12,802,184

Net income                                     -              5,538             471,955           477,493

Redemptions                               (5,684)           (18,658)         (1,408,511)       (1,427,169)
                                 ---------------    ---------------    ----------------   ---------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2002                        44,778            123,877          11,728,631        11,852,508

Combination (Note 3)                  56,013,115            460,679          43,744,706        44,205,385

Net income                                     -             51,726           4,637,965         4,689,691

Redemptions                           (6,591,762)           (85,397)         (6,838,685)       (6,924,082)
                                 ---------------    ---------------    ----------------   ---------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2003                    49,466,131            550,885          53,272,617        53,823,502

Net loss                                       -             (3,369)           (352,315)         (355,684)

Redemptions                           (6,118,339)                 -          (6,591,277)       (6,591,277)
                                 ---------------    ---------------    ----------------   ---------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2004                    43,347,792    $       547,516    $     46,329,025   $    46,876,541
                                 ===============    ===============    ================   ===============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2004

The following per Unit data and ratios have been derived from information provided in the financial statements and the financial statements of MM LLC.

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                        $     1.0881

Realized trading profit                                         0.1329
Change in unrealized trading profit (loss)                     (0.0459)
Interest income                                                 0.0130
Expenses                                                       (0.1067)
                                                          ------------

Net asset value, end of year                              $     1.0814
                                                          ============

TOTAL RETURN:

Total return before Profit Shares                                 0.83%
Profit Shares                                                    -1.54%
Total return                                                     -0.61%

RATIOS TO AVERAGE NET ASSETS:

Operating expenses (excluding Profit Shares)                      8.50%
Profit Shares                                                     1.50%
                                                          ------------
Expenses                                                         10.00%
                                                          ============

Net investment loss                                             -8.81%
                                                          ============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. Through December 31, 2004, the Partnership engaged, through an investment in a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Effective December 31, 2004, after the close of Business MM LLC redeemed all of the Partnership's units and proceeds of $46,876,541 were invested in ML Global Horizons L.P. ("Global Horizons"), that has an investment strategy similar to MM LLC. Merrill Lynch Investment Managers, LLC ("MLIM LLC") is the general partner of the Partnership, and is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, is the Partnership's commodity broker. All of the Partnership's assets are held in accounts maintained at MLPF&S. MLIM LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIM LLC and each Limited Partner share in the trading revenues and interest income of the Partnership in proportion to their respective interests in the Partnership.

     Other multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIM LLC, including the Partnership, allocate their assets to a number of the same independent advisors (the "Advisors"). These Multi-Advisor Funds invested in MM LLC, which operated a single account with each Advisor selected. MM LLC was managed by MLIM LLC, had no investors other than the Multi-Advisor Funds and served solely as the vehicle through which the assets of such Multi-Advisor Funds were combined in order to be managed through single rather than multiple accounts.

     The following notes relate to the operations of the Partnership through its investment in MM LLC. As of December 31, 2004 (prior to MM LLC liquidation), 2003 and 2002, the Partnership's percentage ownership share of MM LLC was 48.29%, 38.41 %, and 6.83%, respectively. MLIM LLC selected the Advisors to manage MM LLC's assets, and allocated and reallocated such trading assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of MM LLC at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income of MM LLC

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through its investment in MM LLC. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in "realized trading profit (loss)" on the Statement of Operations.

     OPERATING EXPENSES

     MLIM LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIM LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S, by the Partnership, through MM LLC (see Note 4).

     No selling commissions have been paid directly by the Limited Partners. All selling commissions are paid by MLIM LLC.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions, which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2004, 2003 or 2002.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

     The Financial Accounting Standards Board ("FASB") has issued Statement
     No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, ("FAS 150") and is effective for mandatorily redeemable financial instruments of entities that are public entities for the first interim period beginning after June 15, 2003. FAS 150 requires that a mandatorily redeemable financial instrument shall be classified as a liability if the financial interest is required be redeemed at a specified date or upon an event certain to occur. The limited partners' financial interests are not required to be redeemed at a specified date or upon an event certain to occur and thus are not considered mandatorily redeemable financial instruments. However, the limited partner may give 10 days notice for redemption of their units and redeem at that month's net asset value. The Partnership records the financial interests redeemed as a liability once the notice of redemption is received from the limited partner. The adoption of FAS 150 will have no impact on the financial statements of the Partnership.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   INVESTMENT IN MM LLC

     The financial statements of MM LLC are bound together with this report and should be read in conjunction with the Partnership's financial statements. The investment in MM LLC is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as an investor.

     All income and expense for the Partnership was derived from its investment in MM LLC, based on the Partnership's proportionate share of MM LLC's revenues and expenses.

     Effective December 31, 2004, MM LLC liquidated and the Partnership's investment is reflected in "Receivable from Investment in MM LLC" on the Statement of Financial Condition.

3.   COMBINATION OF MULTI-ADVISOR FUNDS

     Effective after the close of business on December 31, 2002, the Partnership combined its net assets with five other similar Multi-Advisor Funds to form a combined ML Futures Investments L.P. in a tax-free reorganization. All of the Partnership's investors received
     264.6949 new units of the combined Partnership with an initial Net Asset Value per Unit of $1.00 in exchange for each of their original Units. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units. Conversion of the shares had no adverse economic effect on investors in any of the Multi-Advisor Funds. The general partner contributed $192 to the Partnership, the amount necessary due to the effects of rounding to insure all investors received shares equal in value to their original holdings. The combined Partnership continued to invest through MM LLC and the combination of the Multi-Advisor Funds did not change the operations of MM LLC. The combined Partnership's percentage of ownership of MM LLC was 32.32% immediately after the combination.

     Following is a condensed statement of financial condition for the combined Partnership immediately after the combination on December 31, 2002:

                        Assets                      $     56,508,105
                                                    ================

                        Liabilities                 $        451,772
                        Partners' Capital                 56,056,333
                                                    ----------------

                        Total                       $     56,508,105
                                                    ================

4.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefits, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets. The Partnership's U.S. dollar assets invested in MM LLC are also maintained at MLPF&S. MLPF&S credits MM LLC with interest in the same manner. The Partnership indirectly receives this interest through its investment in MM LLC.

     Merrill Lynch charges the Partnership, through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on MM LLC's non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

     Through its investment in MM LLC, the Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .7083 of 1% (an 8.50% annual rate), reduced from an 8.75% annual rate prior to January 1, 2003, and pays MLIM LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's trading month-end assets. Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S currently pays the Advisors, through MM LLC, annual consulting fees up to 2.50% of the Partnership's average month-end trading assets allocated to them for management, after reduction for a portion of the brokerage commissions.

5.   ADVISORY AGREEMENTS

     Pursuant to the Advisory Agreements among the Advisors, MM LLC and MLIM LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of MM LLC, subject to certain rights reserved by MLIM LLC. The Advisory Agreements generally renew annually after they are entered into, subject to certain renewal rights.

     Profit Shares, currently ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by MM LLC to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

6.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding is computed for purposes of calculating net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2004, 2003 and 2002 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year. Note that weighted average units for 2003 assumes units after combination.

7.   COPPER SETTLEMENT

     The Partnership, as a member of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The effect of the settlement payment was included in the Partnership's performance in August 2002.

8.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Partnership invests indirectly in derivative instruments as a result of its investment in MM LLC, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which cannot be presented on the financial statements.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by MM LLC as well as the volatility and liquidity of the markets in which such derivative instruments are traded.


                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 Patrick Hayward
                             Chief Financial Officer
                      Merrill Lynch Investment Mangers, LLC
                               General Partner of
                           ML Futures Investments L.P.